                                                      Exhibit 99
News Release
COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway, DeWitt, N.Y. 13214	For further information, please contact:
Scott A. Kingsley,
EVP & Chief Financial Officer
Office: (315) 445-3121

Community Bank System Reports Record Fourth Quarter and Full Year 2010 Results

SYRACUSE, N.Y. — January 24, 2011 — Community Bank System, Inc. (NYSE: CBU) reported fourth quarter 2010 net income of $15.9 million, or $0.47 per share, an increase of 70% over the $9.4 million, or $0.28 per share reported for the fourth quarter of 2009.  The fourth quarter 2010 results included $1.1 million ($0.02 per share) of acquisition expenses and special charges related principally to the Company’s pending acquisition of The Wilber Corporation, which is expected to be completed in the second quarter of 2011.  The Company’s fourth quarter 2009 results included $3.1 million ($0.07 per share) of non-cash, goodwill impairment, as well as a $1.4 million special charge ($0.03 per share) related to the termination of its core banking system services contract.  Record full year net income of $63.3 million, or $1.89 per share, was 50% higher than the $1.26 per share reported in 2009.

Total revenue for the fourth quarter of 2010 was $67.9 million, an increase of $3.3 million, or 5.0%, over the fourth quarter of last year, from an increase in net interest income.  The improvement in net interest income was driven by a 1.4% increase in average earning assets and a 21-basis point improvement in net interest margin to 4.07%.  The quarterly provision for loan losses of $1.9 million was $0.7 million lower than the fourth quarter of 2009, reflective of the continuation of generally stable and favorable asset quality metrics and a net decline in loan balances.  Total operating expenses of $43.0 million (excluding acquisition expenses and special charges) for the quarter were $2.7 million, or 5.9%, lower than the fourth quarter of 2009, reflective of ongoing cost management initiatives and lower intangible amortization.  Total revenue for 2010 increased by $21.4 million, or 8.6% compared to the prior year, reflecting increases to both net interest income and noninterest income.

“Our continued focus on revenue growth, operating expense control, productive liquidity deployment, and excellent asset quality drove stronger operating results for the fourth quarter and all of 2010,” said President and Chief Executive Officer Mark E. Tryniski.  “In an operating environment that continues to challenge many, we grew both net interest income and non-interest income, improved our net interest margin, and generated organic core deposit growth.  The cost improvement programs developed and implemented in late 2009 contributed significantly to our improved operating expense results throughout the year, and continued the favorable trend in our efficiency ratio.  We also delivered another quarter of sound asset quality, with net charge-offs of $2.0 million, or 0.26% of total loans.  Early in the fourth quarter of 2010, we announced a definitive agreement to acquire The Wilber Corporation which provides an entry into adjoining markets that will substantially expand our presence in the eastern half of Upstate New York.  The transaction is expected to be accretive to earnings per share in 2011, exclusive of one-time acquisition related charges.”

Fourth quarter net interest income grew to $46.1 million, an increase of 7.4% above fourth quarter 2009, resulting from an increase in interest-earning assets and a higher net interest margin.  Full year net interest income of $181.7 million was $16.2 million, or 9.8% above 2009.  The Company reinvested a portion of its substantial liquidity position during the year, while still retaining a significant net liquidity position throughout 2010.  Lower market interest rates and continued disciplined deposit pricing resulted in a 26-basis point reduction in the total cost of funds, compared to the fourth quarter of 2009.  This was modestly offset by a five-basis point decline in earning asset yields, including cash equivalents, reflective of the more productive deployment of net liquidity which offset most of the impact of lower loan yields.  On a linked quarter basis, the Company’s net interest margin declined one basis point, reflective of a three-basis point reduction in the cost of funds, and a five-basis point decline in earning asset yields.  The Company’s 2010 net interest margin of 4.04% was 24 basis points higher than the 3.80% reported in 2009.

Community Bank System, Inc.

Fourth quarter non-interest income of $21.8 million was consistent with the fourth quarter of 2009, as increased mortgage-banking related revenue was offset by lower utilization of certain fee-based deposit services.  The Company’s employee benefits administration and consulting businesses and its wealth management groups also generated revenue results that were consistent with the fourth quarter of 2009.  On a full year basis, noninterest income of $88.8 million was $5.3 million, or 6.3%, above 2009, reflecting solid growth from both the banking and financial services segments.

Quarterly operating expenses of $43.0 million (excluding acquisition expenses and special charges) were $2.7 million below the fourth quarter of 2009, reflective of solid cost management across all functional areas of the Company.  Implementation of several expense reduction programs allowed the Company to report lower full year operating expenses in 2010, despite year-over-year increases in merit and incentive-based compensation, as well as higher technology and volume-driven processing costs.  The Company had significant resources dedicated to the conversion of its core banking systems, which was completed in the third quarter, throughout the year.

Financial Position

Average earning assets for the fourth quarter were $4.88 billion, consistent with the third quarter of 2010. Average loans decreased $27.5 million from third quarter 2010, reflective of meaningful reductions in commercial line utilization, and reductions in consumer real estate outstandings as the majority of the Company’s new, low-rate originations continued to be sold into the secondary market.  Average investment securities, including cash equivalents of $105.2 million, increased $35.0 million in the quarter.  Quarterly average deposits were consistent with the third quarter of 2010 and included the continuation of our targeted trend of a higher proportion of core (non-time) deposit balances, which increased $325.7 million from the fourth quarter of 2009.  Average borrowings for the quarter of $831.0 million were down $26.4 million from the fourth quarter of 2009.  Year-end shareholders’ equity of $607.3 million was $41.6 million higher than December 31, 2009.  The Company’s net tangible equity to net tangible assets ratio improved to 6.14% at December 31, 2010, up 94 basis points from the end of last year.

“We continued to improve operating results in 2010 despite soft market conditions,” said Mr. Tryniski.  “Improvement in net interest margins, effective cost management, and the continuation of favorable asset quality enabled us to produce record earnings in 2010, and reflects the effectiveness of our disciplined and balanced approach to business regardless of economic or market conditions.”

Asset Quality

Fourth quarter net charge-offs were $2.0 million, compared to $1.4 million in the third quarter of 2010, and $1.8 million in the fourth quarter of 2009, further illustrating the Company’s continued stable and favorable asset quality trends.  Full year net charge-offs of $6.6 million, or 0.21% of loans, were $0.9 million lower than the $7.5 million of net charge-offs, or 0.24% of total loans, experienced in 2009.

Nonperforming loans as a percentage of total loans at December 31, 2010 were 0.62%, up slightly from 0.61% at the end of last year.  The total delinquency ratio of 1.92% was up 28 basis points from September 30, 2010, and up 44 basis points compared to December 31, 2009.  Year-end nonperforming assets to total assets of 0.38%, was consistent with the end of 2009.  These favorable asset quality metrics continue to be noticeably better than comparative peer and industry averages and illustrate the long-term effectiveness of the Company’s disciplined risk management and underwriting standards.

Community Bank System, Inc.

The fourth quarter provision for loan losses of $1.9 million was $0.5 million higher than the third quarter of 2010 and $0.7 million below the fourth quarter of 2009.  The fourth quarter’s provision for loan losses was $0.1 million, or 5% lower than quarterly net charge-offs, indicative of the net decrease in total loan balances.  The 2010 provision for loan losses was $7.2 million, down 26% or $2.6 million, from the 2009 provision of $9.8 million.  The ratio of allowance for loan losses to total loans outstanding was 1.40% as of December 31, 2010, compared to 1.38% at September 30, 2010, and 1.35% at the end of the fourth quarter 2009.

Dividend Declaration

In April 2010, the Company’s Board of Directors approved a $0.02, or 9.1%, increase in its quarterly dividend on its common stock to $0.24.  Mr. Tryniski commented, “The payment of a meaningful dividend is an important component of our commitment to provide consistent and favorable long-term returns to our shareholders.  This increase reflects the strength of our current operating performance.”  Consistent with that increase, the Company’s Board of Directors declared a $0.24 per share dividend payable on April 10, 2011, to shareholders of record as of March 15, 2011.  The $0.24 cash dividend represents an annualized yield of 3.5% based on the closing share price of $27.22 on January 21, 2011.

During the second quarter of 2009 the Company’s Board of Directors approved a share repurchase program for up to one million common shares effective through December 31, 2011.  The Company’s shares may be repurchased from time to time in open market transactions or privately negotiated transactions in accordance with securities laws and regulations.  The timing and extent of repurchases will depend on market conditions and other corporate considerations.  There were no share repurchases in 2009 or 2010.

Community Bank System to Acquire The Wilber Corporation

On October 25, 2010, the Company announced that it had entered into a definitive agreement to acquire The Wilber Corporation (NYSE Amex: GIW), parent company of the Wilber National Bank in Oneonta, NY, for approximately $102 million in stock and cash.  The acquisition will extend the Bank’s Central New York service area to the contiguous Central Leatherstocking, Greater Capital District, and Catskills regions of Upstate New York.  Upon the completion of the merger in 2011, Community Bank will add 22 branch locations in eight counties, and deposits of approximately $750 million.

Additional Information For Stockholders
In connection with the proposed merger with The Wilber Corporation ("Wilber"), on January 11, 2011, the Company filed a Registration Statement on Form S-4 with the SEC that included a Proxy Statement of Wilber and a Prospectus of the Company, as well as other relevant documents concerning the proposed transaction. Shareholders of Wilber are urged to read the Registration Statement and the Proxy Statement/Prospectus and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.  A free copy of the Registration Statement, Proxy Statement/Prospectus, as well as other filings containing information about the Company and Wilber are available at the SEC's Internet site (http://www.sec.gov).

The Company and Wilber and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Wilber in connection with the proposed merger. Information about the directors and executive officers of the Company is set forth in the proxy statement for the Company's 2010 annual meeting of shareholders, as filed with the SEC on Schedule 14A on March 25, 2010. Additional information regarding the interests of such participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus (Form S-4) flied on January 11, 2011.  Free copies of this document may be obtained as described in the above paragraph or from the Company or Wilber.

Community Bank System, Inc.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) tomorrow (January 25, 2011) to discuss fourth quarter and full year results.  The conference call can be accessed at 1-877-551-8082 (1-904-520-5770 if outside United States and Canada).  An audio recording will be available one hour after the call until March 31, 2011, and may be accessed at 1-888-284-7564 (1-904-596-3174 if outside the United States and Canada) and entering access code 2589021.  Investors may also listen live via the Internet at: http://www.videonewswire.com/event.asp?id=75483.

This webcast will be archived on this site for one full year and may be accessed at any point during this time at no cost.  This earnings release, including supporting financial tables, is available within the Investor Relations / News & Media section of the company's website at: http://www.communitybankna.com.

Headquartered in DeWitt, N.Y., Community Bank System, Inc. has $5.4 billion in assets and over 150 customer facilities.  The Company’s banking subsidiary, Community Bank, N.A. operates across Upstate New York and Northeastern Pennsylvania, where it conducts business as First Liberty Bank & Trust.  Its other subsidiaries include: Benefit Plans Administrative Services, Inc., an employee benefits administration and consulting firm with offices in Upstate New York, Pittsburgh and Philadelphia, Pennsylvania and Houston, Texas; the CBNA Insurance Agency, with offices in three northern New York communities; Community Investment Services, a broker-dealer delivering financial products throughout the Company's branch network; and Nottingham Advisors, a wealth management and advisory firm with offices in Buffalo, N.Y. and North Palm Beach, Florida.  For more information, visit: www.communitybankna.com or www.firstlibertybank.com.

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, expect per share data)
	Quarter Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Earnings
Loan income	$44,086	$46,127	$178,703	$185,119
Investment income	17,924	15,713	69,578	63,663
Total interest income	62,010	61,840	248,281	248,782
Interest expense	15,876	18,892	66,597	83,282
Net interest income	46,134	42,948	181,684	165,500
Provision for loan losses	1,935	2,590	7,205	9,790
Net interest income after provision for loan losses	44,199	40,358	174,479	155,710
Deposit service fees	10,321	11,038	43,358	41,285
Mortgage banking revenues	1,408	744	3,698	3,946
Other banking services	462	359	2,287	1,895
Trust, investment and asset management fees	2,391	2,380	9,833	8,631
Benefit plan administration, consulting and actuarial fees	7,201	7,196	29,616	27,771
Investment securities gains/(losses), net	0	0	0	7
Total noninterest income	21,783	21,717	88,792	83,535
Salaries and employee benefits	22,900	23,503	91,398	92,690
Professional fees	1,714	1,336	5,532	5,302
Occupancy and equipment and furniture	5,520	5,727	22,933	23,185
Amortization of intangible assets	972	1,936	5,957	8,170
FDIC insurance	1,182	1,544	5,838	8,610
Goodwill impairment	0	3,079	0	3,079
Acquisition expenses & special charges	1,107	1,405	1,363	1,621
Other	10,727	11,653	43,865	43,521
Total operating expenses	44,122	50,183	176,886	186,178
Income before income taxes	21,860	11,892	86,385	53,067
Income taxes	5,966	2,522	23,065	11,622
Net income	$15,894	$9,370	$63,320	$41,445
Basic earnings per share	$0.48	$0.29	$1.91	$1.26
Diluted earnings per share	$0.47	$0.28	$1.89	$1.26

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2010				2009
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Earnings
Loan income	$44,086	$45,094	$44,851	$44,673	$46,127
Investment income	17,924	17,503	17,772	16,379	15,713
Total interest income	62,010	62,597	62,623	61,052	61,840
Interest expense	15,876	16,273	16,678	17,770	18,892
Net interest income	46,134	46,324	45,945	43,282	42,948
Provision for loan losses	1,935	1,400	2,050	1,820	2,590
Net interest income after provision for loan losses	44,199	44,924	43,895	41,462	40,358
Deposit service fees	10,321	11,180	11,337	10,519	11,038
Mortgage banking revenues	1,408	1,215	592	483	744
Other banking services	462	863	523	440	359
Trust, investment and asset management fees	2,391	2,400	2,666	2,376	2,380
Benefit plan administration, consulting and actuarial fees	7,201	7,256	7,260	7,899	7,196
Investment securities gains, net	0	0	0	0	0
Total noninterest income	21,783	22,914	22,378	21,717	21,717
Salaries and employee benefits	22,900	23,056	22,509	22,933	23,503
Professional fees	1,714	1,013	1,505	1,300	1,336
Occupancy and equipment and furniture	5,520	5,574	5,614	6,225	5,727
Amortization of intangible assets	972	1,277	1,849	1,859	1,936
FDIC insurance	1,182	1,599	1,485	1,572	1,544
Goodwill impairment	0	0	0	0	3,079
Acquisition expenses & special charges	1,107	57	199	0	1,405
Other	10,727	11,776	11,059	10,304	11,653
Total operating expenses	44,122	44,352	44,220	44,193	50,183
Income before income taxes	21,860	23,486	22,053	18,986	11,892
Income taxes	5,966	6,224	5,891	4,984	2,522
Net income	$15,894	$17,262	$16,162	$14,002	$9,370
Basic earnings per share	$0.48	$0.52	$0.49	$0.42	$0.29
Diluted earnings per share	$0.47	$0.51	$0.48	$0.42	$0.28
Profitability
Return on assets	1.15%	1.25%	1.19%	1.05%	0.69%
Return on equity	10.27%	11.28%	11.12%	9.91%	6.57%
Noninterest income/operating income (FTE) (1)	30.3%	31.4%	31.0%	31.6%	31.7%
Efficiency ratio (2)	57.9%	57.9%	58.0%	61.6%	63.9%
Components of Net Interest Margin (FTE)
Loan yield	5.73%	5.81%	5.87%	5.91%	5.93%
Cash equivalents yield	0.25%	0.27%	0.25%	0.25%	0.26%
Investment yield	5.00%	4.84%	4.97%	5.06%	5.31%
Earning asset yield	5.36%	5.41%	5.48%	5.41%	5.41%
Interest-bearing deposit rate	0.86%	0.90%	0.96%	1.08%	1.19%
Borrowing rate	4.28%	4.28%	4.28%	4.34%	4.34%
Cost of all interest-bearing funds	1.56%	1.59%	1.64%	1.77%	1.86%
Cost of funds (includes DDA)	1.32%	1.35%	1.39%	1.50%	1.58%
Net interest margin (FTE)	4.07%	4.08%	4.10%	3.93%	3.86%
Fully tax-equivalent adjustment	$3,865	$3,788	$3,835	$3,712	$3,840

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2010				2009
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Average Balances
Loans	$3,061,060	$3,088,590	$3,074,259	$3,076,230	$3,091,748
Cash equivalents	105,242	50,484	64,731	187,030	284,866
Taxable investment securities	1,159,110	1,182,243	1,204,552	1,071,958	894,238
Nontaxable investment securities	554,014	550,660	524,696	518,959	543,284
Total interest-earning assets	4,879,426	4,871,977	4,868,238	4,854,177	4,814,136
Total assets	5,481,129	5,474,952	5,454,073	5,425,045	5,372,646
Interest-bearing deposits	3,206,327	3,217,831	3,252,025	3,222,093	3,171,853
Borrowings	831,026	832,568	837,356	856,662	857,434
Total interest-bearing liabilities	4,037,353	4,050,399	4,089,381	4,078,755	4,029,287
Noninterest-bearing deposits	743,698	736,203	717,171	716,172	714,491
Shareholders' equity	$613,734	$606,912	$582,715	$573,047	$565,616
Balance Sheet Data
Cash and cash equivalents	$211,837	$179,556	$133,967	$208,267	$361,876
Investment securities	1,742,324	1,769,149	1,757,967	1,746,565	1,487,127
Loans:
Consumer mortgage	1,057,332	1,065,297	1,065,661	1,050,323	1,044,588
Business lending	1,023,286	1,043,211	1,060,973	1,047,917	1,066,730
Consumer installment	945,745	971,889	964,517	964,283	988,167
Total loans	3,026,363	3,080,397	3,091,151	3,062,523	3,099,485
Allowance for loan losses	42,510	42,610	42,603	42,095	41,910
Intangible assets	311,714	312,686	313,964	315,812	317,671
Other assets	194,778	197,039	193,356	194,728	178,564
Total assets	5,444,506	5,496,217	5,447,802	5,485,800	5,402,813
Deposits
Noninterest-bearing	741,166	738,994	713,544	724,097	736,816
Non-maturity interest-bearing	2,272,013	2,253,447	2,203,686	2,166,727	2,029,911
Time	920,866	973,894	1,022,745	1,097,453	1,157,759
Total deposits	3,934,045	3,966,335	3,939,975	3,988,277	3,924,486
Borrowings	728,460	729,508	729,557	754,606	754,779
Subordinated debt held by unconsolidated subsidiary trusts	102,024	102,018	102,012	102,005	101,999
Other liabilities	72,719	82,556	76,438	62,515	55,852
Total liabilities	4,837,248	4,880,417	4,847,982	4,907,403	4,837,116
Shareholders' equity	607,258	615,800	599,820	578,397	565,697
Total liabilities and shareholders' equity	5,444,506	5,496,217	5,447,802	5,485,800	5,402,813
Capital
Tier 1 leverage ratio	8.23%	7.99%	7.75%	7.56%	7.39%
Tangible equity / net tangible assets (3)	6.14%	6.21%	5.92%	5.43%	5.20%
Diluted weighted average common shares O/S	33,786	33,606	33,570	33,327	33,054
Period end common shares outstanding	33,319	33,162	33,146	33,081	32,800
Cash dividends declared per common share	$0.24	$0.24	$0.24	$0.22	$0.22
Book value	$18.23	$18.57	$18.10	$17.48	$17.25
Tangible book value(3)	$9.49	$9.74	$9.20	$8.51	$8.09
Common stock price (end of period)	$27.77	$23.01	$22.03	$22.78	$19.31

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2010				2009
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Asset Quality
Nonaccrual loans	$15,713	$16,025	$18,798	$18,251	$17,161
Accruing loans 90+ days delinquent	3,091	1,863	2,076	930	1,750
Total nonperforming loans	18,804	17,888	20,874	19,181	18,911
Other real estate owned (OREO)	2,011	2,689	1,555	1,479	1,429
Total nonperforming assets	20,815	20,577	22,429	20,660	20,340
Net charge-offs	2,035	1,393	1,542	1,635	1,752
Loan loss allowance/loans outstanding	1.40%	1.38%	1.38%	1.37%	1.35%
Nonperforming loans/loans outstanding	0.62%	0.58%	0.68%	0.63%	0.61%
Loan loss allowance/nonperforming loans	226%	238%	204%	219%	222%
Net charge-offs/average loans	0.26%	0.18%	0.20%	0.22%	0.22%
Delinquent loans/ending loans	1.92%	1.64%	1.45%	1.43%	1.48%
Loan loss provision/net charge-offs	95%	100%	133%	111%	148%
Nonperforming assets/total assets	0.38%	0.37%	0.41%	0.38%	0.38%

(1) Excludes gain (loss) on investment securities.
(2) Excludes intangible amortization, goodwill impairment, acquisition expenses, special charges and gain (loss) on investment securities.
(3) Includes deferred tax liabilities (of approximately $20.8 million at 12/31/10) related to tax deductible goodwill.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  CBU does not assume any duty to update forward-looking statements.